As filed with the Securities and Exchange Commission on March 12, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

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Zapp Electric Vehicles Group Limited
(Exact Name of Registrant as Specified in Its Charter)

________________________

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Pathumwan

Bangkok 10330 Thailand

+66 2654 3550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________

2024 Long Term Incentive Plan

(Full title of the plan)

________________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

________________________

Copies to:

Theodore Allegaert

Chief Legal Officer

Zapp Electric Vehicles Group Limited

87/1 Wireless Road, 26/F Capital Tower

All Seasons Place

Lumpini, Pathumwan

Bangkok 10330 Thailand

+44 7780 455464
________________________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Registrant’s 2024 Long Term Incentive Plan, as may be amended and restated (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by Zapp Electric Vehicles Group Limited (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)
The Registrant’s annual report on Form 20-F for the year ended September 30, 2024 (Commission File No. 001-41693), filed with the Commission on January 30, 2025 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b)
All other reports filed pursuant to Section 13(a) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and
(c)
The description of the Company’s ordinary shares set forth in the Company’s registration statement on Form F-4, filed with the Commission on December 16, 2022 (Registration No. 333-268857), and any amendment or report filed for the purpose of updating such description, including the revised description of the Company’s ordinary shares resulting from the reverse stock split referenced in the Company’s report on Form 6-K (File No. 001-41693), furnished to the Commission on April 16, 2024, including the exhibits thereto.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The Registrant’s Chief Legal Officer and Corporate Secretary, Theodore Allegaert, has given the opinion as to the validity of the securities being registered, annexed as Exhibit 5.1 hereto, and has advised on other legal matters in connection with this registration statement. Accordingly, pursuant to Item 509 of Regulation S-K, 17 C.F.R. § 229.509, the Registrant discloses that Mr. Allegaert (a) was at all relevant times an officer of the Registrant, and (b) is among the prospective grantees of securities issuable under the Registrant’s 2024 Long Term Incentive Plan and as such is to receive a direct substantial interest in the Registrant, the fair value of which is expected to exceed $50,000.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effective Amended and Restated Articles of Association, adopted by its shareholders on April 11, 2024, provides that the Registrant shall indemnify its directors and officers against all actions, proceedings, costs, charges, losses, damages and expenses incurred or sustained by such persons in their capacity as such, other than by reason of dishonesty, willful default or fraud.

Pursuant to indemnification agreements, the form of which was included as Exhibit 4.7 to the Registrant’s Shell Company Report on Form 20-F (File No. 001-41693), filed with Commission on May 4, 2023, the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their serving as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

Item 9. Undertakings

(a)
The undersigned Registrant hereby undertakes:
a.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.
to include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

b.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1

Amended and Restated Memorandum and Articles of Association of Zapp Electric Vehicles Group Limited, approved April 11, 2024 (incorporated by reference to Exhibit 99.2 to Registrant’s report on Form 6-K (File No. 001-41693), furnished to the Commission on April 16, 2024).

4.2	Form of indemnification agreement (incorporated by reference to Exhibit 4.7 to the Registrant’s Shell Company Report on Form 20-F (File No. 001-41693), filed with the Commission on May 4, 2023).
5.1*	Opinion of the Registrant’s Chief Legal Officer regarding the validity of the Ordinary Shares being registered
10.1*	2024 Long Term Incentive Plan
23.1*	Consent of PKF Littlejohn LLP
24.1*	Power of Attorney (included on signature page hereto)
107*	Filing Fee Table

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*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bangkok, Thailand on March 12, 2025.

ZAPP ELECTRIC VEHICLES GROUP LIMITED
By:	/s/ Swin Chatsuwan
Name:	Swin Chatsuwan
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Messrs. Swin Chatsuwan and David Sturgeon, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on by the following persons in the capacities indicated on March 12, 2025.

NAME	POSITION	DATE

/s/ Swin Chatsuwan	Chief Executive Officer and Director	March 12, 2025
Swin Chatsuwan	(Principal Executive Officer)

/s/ David Sturgeon	Chief Financial Officer	March 12, 2025
David Sturgeon	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jeremy North	President and Director	March 12, 2025
Jeremy North

/s/ Anthony Posawatz	Chairman of the Board	March 12, 2025
Anthony Posawatz

/s/ Patchara Rattakul	Independent Director	March 12, 2025
Patchara Rattakul

/s/ Kenneth West	Independent Director	March 12, 2025
Kenneth West

/s/ Patricia Wilber	Independent Director	March 12, 2025
Patricia Wilber

/s/ Edouard Meylan	Non-Executive Director	March 12, 2025
Edouard Meylan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Zapp Electric Vehicles Group Limited, has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on March 12, 2025.

Authorized Representative in the United States
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director